Exhibit 10.44

STOCK PURCHASE AGREEMENT

THIS AGREEMENT is made and entered into this 15th day of January 2009, by and among Jack McKenzie and Paul Walraven, individuals having an address at c/o Samuel Bailey, Jr. Attorney-at-Law, 2 Bridgewater Road, Farmington, CT 06032 ("Sellers"), and Drinks Americas, Inc., a Delaware corporation, having offices at 372 Danbury Road, Suite 163, Wilton, CT 06897 ("Purchaser").

 W I T N E S S E T H:

WHEREAS, the Sellers are the record owner and holder of all of the issued and outstanding shares of the capital stock (the “Stock”) of Olifant USA, Inc. (the "Corporation"), a Connecticut corporation, which Corporation has issued capital stock of 200 shares of no par value common stock;

WHEREAS, pursuant to Schedule A, the Sellers each own the number of shares of Stock opposite their names on such schedule;

WHEREAS, the Corporation (and the Sellers through their capacities with the Corporation) is involved in the ownership, distribution, marketing and promotion of alcoholic beverages (the “Liquor Business”) particularly through its interest in Olifant Vodka (including its ownership of two (2) United States trademarks represented by trademark registration numbers 2,850,835 and 2,405,580 for the trademark “OLIFANT” (the “Trademarks), which Trademarks are attached hereto and made a part hereof as Exhibit A);

WHEREAS, the Purchaser is in the Liquor Business and wishes to expand its product portfolio by effectively acquiring a majority interest in the Company; and

WHEREAS, the Purchaser desires to purchase a majority of the Stock from the Sellers, and the Sellers desire to sell said stock to Purchaser, all upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and in order to consummate the purchase and sale of the Stock aforementioned, it is hereby agreed as follows:

1. PURCHASE AND SALE: Subject to the terms and conditions hereinafter set forth, at the closing of the transaction contemplated hereby (the “Closing”), (i) as listed on Schedule A annexed hereto and made a part hereof, the Sellers shall each sell, convey, transfer, and deliver to the Purchaser the number of shares of Stock (represented by one or more certificates) listed on Schedule A opposite their names, representing an aggregate of ninety per cent (90%) (i.e., a total of 180 shares) of the Stock, and (ii) the Purchaser shall purchase from the Sellers such shares in consideration of the purchase price (the “Purchase Price”) set forth in this Agreement. The certificates representing the Stock that is the subject of this Agreement shall be duly endorsed for transfer or accompanied by appropriate stock transfer powers duly executed in blank, in either case with signatures guaranteed in the customary fashion, all at the expense of Sellers. The Closing shall be held at 372 Danbury Rd, Wilton, CT 06897, January  15th at 10 AM, or such other place, date and time as the parties hereto may otherwise agree.

In the event that either or both of the Sellers desire to sell all or part of their remaining 10% of the Stock, Purchaser shall have the right of first refusal to buy such shares at the same price that the Sellers would sell to a third party. If a third party should make an offer to purchase any or all of such remaining Stock, the Sellers shall each have the obligation to disclose the proposed terms of such offer to Purchaser. Purchaser agrees that it shall not utilize Connecticut General Statute Merger Provision to compel Jack McKenzie to sell his 10% interest in Olifant Stock.

2. AMOUNT AND PAYMENT OF PURCHASE PRICE. The total consideration and method of payment thereof are as fully set forth on Exhibit "B" attached hereto and made a part hereof.

3. LIABILITIES ASSUMED BY PURCHASER.
The assets and liabilities of the Corporation are as quantified and described in the Financial Statements (as defined below).  The valuation of the assets and liabilities of the Corporation shall be  agreed to by Purchaser and Sellers at Closing. Loans payable due each of the Sellers under Long Term Liabilities on the preliminary balance sheet at Closing shall be obligations of Sellers and shall be removed from the final balance sheet as of Closing.  In the event that the remaining net assets, assets less liabilities, of the Corporation is negative the Sellers agree to reduce amounts owed to them by the Corporation, which are  disclosed under current liabilities on the Closing balance sheet, in order to  adjust net assets to zero (0). If, after reducing all amounts due Sellers as of Closing, net assets of the Corporation remain negative the Purchase Price shall be reduced by such negative amount and shall  be applied against the first cash payment.  Other than as included in the Financial Statements and as otherwise may be agreed to by the parties pursuant to this Agreement, Purchaser and Sellers agree that Purchaser shall not assume, nor shall Purchaser in any way be deemed responsible for, any other liability, obligation, claim or commitment, contingent, actual or otherwise, known or unknown , of the Corporation, or any of its, directors, officers, employees or agents (including Sellers), it being expressly understood and agreed that Sellers shall be responsible for any such undisclosed liabilities up to and including the Closing Date, including, but not limited to, any undisclosed sales, income, payroll or other taxes, and any undisclosed obligations to suppliers (of goods or services), distributors, warehouses, shippers, truckers, attorneys, accountants, lenders, employees, officers and directors, and contractors. Notwithstanding the preceding sentence, Purchaser specifically agrees that it will, at and upon the Closing, assume those certain liabilities and obligations contained in the Financial Statements and as fully set forth in Schedule “C” attached hereof and made a part hereof (the “Assumed Liabilities”) including, without limitation, those certain accounts payable to Wenneker Distillers (for production of Olifant Vodka prior to the December 1, 2008). Purchaser agrees to pay on terms that purchaser reserves the right to negotiate the payment and timing of payment with Wenneker Distiller, those account payables fully set forth in Schedule "C" owed to Wenneker Distillers. In order to guarantee and secure to Purchaser that there are no undisclosed liabilities of the Corporation, all payments to Sellers on account of the Note and the Contingent Consideration outlined on Exhibit B shall be pledged as collateral security for Purchaser therefore, such that to the extent that, after Closing, Purchaser or the Corporation are called upon to pay or discharge any undisclosed liabilities, Purchaser shall have the right (amongst all other rights at law and in equity) to offset any such undisclosed liabilities against any such Note or Contingent Consideration payments. Should Purchaser claim an offset it shall send written notice to Sellers.  The Purchasers right to apply such offsets  shall terminate 18 months from the Closing Date except for liabilities for federal , state and local taxes which shall survive for the period of any statutes of limitations with respect thereto.. No such termination shall relieve  Sellers of any remaining undisclosed liabilities or contingencies not agreed upon and assumed by Purchaser at Closing. Once an offset amount is agreed to by Purchaser and Sellers, such offset  shall be applied, pro rata as to the value of the cash and stock  consideration, against the next due installment payment.  Upon any offset Purchaser shall assign all of its rights in any offset item to Sellers and should Purchaser subsequently recover any item it has offset, it shall promptly reimburse Sellers for the value of such recovery.

4. FINANCIAL STATEMENTS

Sellers, no later than two weeks from the Closing Date, will provide to the Purchaser the required financial statements and related footnote disclosure (the “Financial Statements”) as is required by publicly traded companies pursuant to U.S. Securities and Exchange Commission regulations which financial statements are more fully described in Schedule “B” annexed hereto and made a part hereof. Such financial statements and related footnote disclosure as of and for the periods then ended: February 29, 2008, August 31, 2008 and 2007_(including a balance sheet, statement of operations, statement of changes in stockholders’ equity and cash flow statement) will be prepared in accordance with generally accepted accounting principals.

5. REPRESENTATIONS AND WARRANTIES OF SELLERS. Sellers each hereby warrant and represent as follows:

(a) Organization and Standing. The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut and has the corporate power and authority to carry on its business as it is now being conducted.

(b) Financial Information. All financial information provided to the Purchaser fairly present the financial condition of the Corporation for the time period presented.

(c) No Material Liabilities. The Corporation is not subject to any material liability (including, without limitation, unasserted claims whether known or unknown), whether absolute, contingent, accrued or otherwise, which has not been shown or which is in excess of amounts shown or reserved for in financial information presented to Purchaser.

(d) Status of Proprietary Assets. The Corporation has full title and ownership of, or is duly licensed under or otherwise authorized to use all trademarks (including the Trademarks), domain names, trade names, confidential and proprietary information, designs and proprietary rights, necessary to enable it to carry on its business as now conducted without any conflict with or infringement of the rights of others.

(e) Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending (“Litigation”) (or, to the Sellers knowledge, currently threatened) against the Corporation, its activities, properties or assets or, to the Sellers knowledge, against any officer, director or employee of the Corporation in connection with such officer’s, director’s or employee’s relationship with, or action taken on behalf of, the Corporation, except for any such Litigation that individually or in the aggregate would have no material adverse impact on the Corporation’s business.

(f) Compliance with Law and Documents. The Corporation, except for any violations that individually or in the aggregate would have no material adverse impact on the Corporation’s business, is in compliance with all applicable statutes, laws, regulations and executive orders of the United States of America and all states or other governmental bodies and agencies having jurisdiction over the Corporation’s business or properties. The Corporation has not received any notice of any violation of any such statue, law, regulation or order which has not been remedied prior to the date hereof.

(g) Restrictions on Stock.

(i). The Sellers are not a party to any agreement, written or oral, creating rights in respect to the Corporation's Stock in any third person or relating to the voting of the Corporation's Stock.

(ii). Sellers are the lawful owners of the Stock, free and clear of all security interests, liens, encumbrances, equities and other charges.

(iii). Sellers have full power and authority to execute this Agreement and consummate the transactions contemplated hereby, and this Agreement is binding on the Sellers and enforceable in accordance with its terms. The execution and delivery of this Agreement and consummation of the transactions contemplated hereby do not violate or conflict with or constitute a default under any material contract, agreement or commitment of any kind to which the Sellers are a party or by which the Sellers or the Sellers property is bound, or to the Sellers knowledge any existing applicable law, rule, regulation, judgment, order or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over the Sellers or any of the Sellers property.

(iv). There are no existing warrants, options, stock purchase agreements, redemption agreements, restrictions of any nature, calls or rights to subscribe of any character relating to the stock, nor are there any securities convertible into such stock.

(h) Taxes. Corporation has timely filed all required federal, state, county and local income, excise, withholding, property, sales, franchise, liqueur, and other tax returns, declarations and reports which are required to be filed on or before the date hereof and has paid or reserved for all taxes which have become due pursuant to such returns or pursuant to any assessment which has become payable except for taxes which it has contested in good faith.

6. REPRESENTATIONS AND WARRANTIES OF SELLER AND PURCHASER. Sellers and Purchaser hereby represent and warrant that there has been no act or omission by Sellers, Purchaser or the Corporation which would give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee, or other like payment in connection with the transactions contemplated hereby.

7. EMPLOYMENT AGREEMENT. At the Closing, the Purchaser, as employer, and Jack McKenzie, as employee, will enter into an employment agreement in the form attached hereto as Exhibit C.

8. GENERAL PROVISIONS

(a) Entire Agreement. This Agreement (including the exhibits hereto and any written amendments hereof executed by the parties) constitutes the entire Agreement and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether of not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

(b) Sections and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(c) Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument

(d) Third Parties Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies on any persons other than the parties to hereto and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third parties to any party to this Agreement, nor shall any provisions hereof give any third party any right of subrogation or action over against any party to this Agreement.

(e) Successors and Assigns. This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective heirs, legal representatives, successors and assigns.

(e) Governing Law. This Agreement and all transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the laws of the State of Connecticut. In the event that litigation results from or arises out of this Agreement or the performance thereof, the parties agree to reimburse the prevailing party's reasonable attorney's fees, court costs, and all other expenses, whether or not assessable by the court as costs, in addition to any other relief to which the prevailing party may be entitled.

(f) Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be validly given or made to another party if given by personal delivery, facsimile, or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice, demand or other communication is given by personal delivery or facsimile, service shall be conclusively deemed made at the time of receipt. If such notice, demand or other communication is given by mail; such notice shall be conclusively deemed given forty-eight (48) hours after the deposit thereof in the United States mail addressed to the party to whom such notice, demand or other communication is to be given at the address(es) as hereinafter set forth:

If to Sellers:

c/o Samuel Bailey, Jr. Attorney-at-Law
2 Bridgewater Road
Farmington, CT 06032

If to Purchaser:

Drinks Americas Inc.
372 Danbury Road
Wilton, CT 06897
Attn: J. Patrick Kenny

Any party may change its address for purposes of this paragraph by giving the other party (ies) written notice of the new address in the manner set forth above.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

PURCHASER:

DRINKS AMERICAS, INC.

By. ______________________________
       J. Patrick Kenny, CEO and President

SELLER:

By: _______________________________
         Jack McKenzie

SELLER:

By: _______________________________
         Paul Walraven

SCHEDULE A
STOCK OWNERSHIP and SELLING SHARES

	Owned Shares	Selling Shares

Jack McKenzie	100	80

Paul Walraven	100	100

SCHEDULE B
FINANCIAL STATEMENTS

As of February 29, 2008 and the fiscal year then ended

As of August 31, 2008 and 2007 and each of the six month periods then ended

EXHIBIT “A”
TRADEMARKS

Word Mark	OLIFANT

Goods and Services	IC 033. US 047 049. G & S: Distilled spirits; distilled liquors. FIRST USE: 19850400. FIRST USE IN COMMERCE: 19850400

Mark Drawing Code	(1) TYPED DRAWING

Serial Number	78220265

Filing Date	February 28, 2003

Current Filing Basis	1A

Original Filing Basis	1A

Published for Opposition	March 16, 2004

Registration Number	2850835

Registration Date	June 8, 2004

Owner	(REGISTRANT) OLIFANT USA, INC CORPORATION CONNECTICUT 300 Country Club Road Avon CONNECTICUT 060012508

Attorney of Record	George A. Pelletier, Jr.

Prior Registrations	2405580

Type of Mark	TRADEMARK

Register	PRINCIPAL

Live/Dead Indicator	LIVE

Word Mark	OLIFANT

Translations	The English translation of "OLIFANT" is "elephant" in Dutch.

Goods and Services	IC 033. US 047 049. G & S: vodka. FIRST USE: 19850400. FIRST USE IN COMMERCE: 19850400

Mark Drawing Code	(1) TYPED DRAWING

Serial Number	75721567

Filing Date	June 9, 1999

Current Filing Basis	1A

Original Filing Basis	1A

Published for Opposition	August 29, 2000

Registration Number	2405580

Registration Date	November 21, 2000

Owner
(REGISTRANT) ALLIED DOMECQ SPIRITS & WINE BENELUX B.V. LTD LIAB CO NETHERLANDS P. O. Box 1259 Camp Hill PENNSYLVANIA 170111259
(LAST LISTED OWNER) Olifant USA, Inc. CORPORATION CONNECTICUT P. O. Box 1259 Camp Hill PENNSYLVANIA 170011259

Assignment Recorded	ASSIGNMENT RECORDED

Attorney of Record	George A. Pelletier, Jr.

Prior Registrations	1341358

Type of Mark	TRADEMARK

Register	PRINCIPAL

Affidavit Text	SECT 15. SECT 8 (6-YR).

Live/Dead Indicator	LIVE

EXHIBIT "B”
PURCHASE PRICE

(a) Consideration. The Purchase Price (before any possible “Contingent Consideration”, as defined below) for the sale of the Stock by the Sellers to Purchaser, the Purchaser shall pay to the Sellers the aggregate sum of One Million Two Hundred Thousand Dollars ($1,200,000) (the “Purchase Price”).

(b) Payment. The Purchase Price shall be paid as follows:

(i) The sum of Four Hundred Thousand Dollars ($400,000) comprised of (x) Three Hundred Thousand Dollars ($300,000) less offset for uncollected accounts receivable or any other offset items  mutually agreed upon,  shall be paid 90 days after Closing Date in cash. Purchaser will collect receivables during 90 days and will remit cash of $300,000 less any offset amounts along with assignment for specific receivables not collected or other offset items utilized as of that date.  (y) One Hundred Thousand ($100,000) in newly issued stock of Purchaser’s publicly traded parent corporation, Drinks Americas Holdings, Ltd. (“DKAM”) (based upon the  closing price of DKAM stock for the trading day immediately prior to the Closing Date.
.

(ii) The sum of Eight Hundred Thousand Dollars ($800,000) by the execution by Purchaser at Closing of a promissory note (the “Note”) in favor of Sellers (pro rata to the Stock being sold by each Seller), which Note shall provide for four (4) annual installments of Two Hundred Thousand Dollars ($200,000) each, each installment comprised of One Hundred Thousand ($100,000) in cash (or equivalent) and One Hundred Thousand Dollars ($100,000) in newly issued DKAM common stock (based on the average closing price of DKAM stock for the thirty (30) trading days immediately prior to the installment date). The cash portion of the Note shall bear interest at 5% compounded annually.

The Sellers agree that all payments of the Purchase Price, which are detailed in this Exhibit B , sections (b)(i) and (b) (ii),  shall be allocated as follows:
       Cash payments shall be allocated to Paul Walraven (60%) and Jack Mckenzie (40%)
       Each Seller shall receive 50% of  stock payments

At Closing Fredrick Schulman, as attorney for the Purchaser, shall hold in escrow a demand note from Purchaser for $300,000 (subject to a reduction for  uncollected receivables and  any other offset items mutually agreed to by Purchaser and Sellers along with assignments thereof) and 2 stock certificates for $50,000 each payable to Sellers plus the installment Note for $800,000 (which is subject to future reduction for any offset items mutually agreed upon by Purchaser and Sellers).  Samuel Bailey, Jr., as attorney for the Sellers will hold in escrow the Sellers stock certificates which, in aggregate, represent  a 90% interest  in Olifant U.S.A, Inc. along with the Minute Book and Stock Certificate Book of Olifant U.S.A, Inc. Upon 90 days from the Closing Date Mr. Schulman will collect $300,000 less uncollected receivables and less any   other mutually agreed upon offset items along with assignments thereof, and along with DKAM stock certificates aggregating $100,000 send them to Mr. Bailey in exchange for the stock certificates representing a 90% interest in Olifant U.S.A., Inc. and  the Minute and Stock Certificate Books.
Mr. Schulman and Mr. Bailey will exchange copies of documents which they each, respectively, will be holding in escrow on the Closing Date.

(c) Contingent Consideration. The Corporation currently operates on a February fiscal year. For purposes of this Agreement, the 2009 fiscal year ended February 28, 2009 shall be deemed to be the “Base Year”. Commencing the fiscal year following the Base Year , so long as the Note (subject to the rights of offset contained in Paragraph 3 of this Agreement) has not been fully paid, in the event that during the Corporation’s fiscal year case volume of Olifant Vodka exceeds the prior fiscal year case volume (the “Excess Case Volume”), Sellers (pro rata to the Stock being sold hereunder) shall be entitled to receive additional consideration (“Contingent Consideration”) equal to $0.50 for every case up to 125% of Excess Case Volume, and $1.00 for every case over 125% of Excess Case Volume. . This item (c) shall terminate on the later of (i) the full payment of the Note, or (ii) the second year following the Closing. This bonus payment is contingent upon Olifant on a stand alone basis being profitable on a gross margin basis in a dollar amount no less than 150% of the total bonus dollars to be paid.

(d) Registration Rights. If (but without any obligation to do so) the Purchaser  proposes to register under the Securities Act of 1933, as amended (the “Securities Act”), any shares of  DKAM  common stock (the “Common Stock”) that are held by stockholders of DKAM  (other than a registration relating solely to the sale of securities of participants in an equity incentive plan of the Purchaser), the Purchaser shall, at such time, promptly give the Sellers written notice of such proposed registration. Upon written request of the Sellers, together or individually, given to the Purchaser within 20 days after the Seller’s receipt of such notice, in connection with such proposed registration, the Purchaser shall use its reasonable best efforts to cause to be registered under the Securities Act all of the Common Stock held by the Sellers which they request to be registered and which they received in consideration towards the Purchase Price. Notwithstanding the foregoing, the Purchaser shall have the right to terminate or withdraw any such proposed registration prior to effectiveness of such proposed registration whether or not the Sellers have elected to include their shares in such proposed registration. The Sellers shall provide to the Purchaser all information regarding the Sellers that is reasonably required in connection with such proposed transaction.

EXHIBIT “C” ASSUMED LIABILITIES

Wenneker Distilleries Unpaid Invoices

Balance
Invoice Inv. Date Due (Euros)
27026 9/10/2007 € 2,383
27027 9/10/2007 1,637
27028 9/10/2007 1,230
27029 9/24/2007 4,745
27030 9/24/2007 8,175
706017 9/26/2007 257
227043 2/31/2007 573
28008 3/1/2008 1,699
800065 1/4/2008 3,510
800243 1/16/2008 7,781
800296 1/21/2008 8,546
800302 1/25/2008 55,532
801149 2/29/2008 2,942
801150 2/29/2008 6,708
803536 7/14/2008 3,064
803842 7/31/2008 111,159

Total                  € 219,941

EXHIBIT “D” EMPLOYMENT AGREEMENT